UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 6, 2018

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414
(Commission File Number)
Texas		72-1121985
(State or Other Jurisdiction of Incorporation)		(IRS Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2018, W&T Offshore, Inc. (the “Company”) appointed Janet Yang to Executive Vice President and Chief Financial Officer, effective immediately. Ms. Yang was previously appointed as acting Chief Financial Officer and the acting principal accounting officer in August 2018. Ms. Yang will also assume the role of principal accounting officer of the Company. Additionally, the Company announced the promotions of David M. Bump from Vice President to Executive Vice President, Drilling, Completions and Facilities and William J. Williford from Vice President to Executive Vice President and General Manager of Gulf of Mexico, effective immediately.

Also on November 6, 2018, the Company announced the departure of Thomas P. Murphy, Senior Vice President and Chief Operations Officer, from the Company, effective immediately. Mr. Bump and Mr. Williford will assume the duties of Mr. Murphy.

Ms. Yang, 38, joined the Company in 2008 and was appointed acting Chief Financial Officer in August 2018. Previously, she was Finance Manager and in 2012 became Director, Strategic Planning & Analysis, a position she held until being appointed Vice President, Corporate & Business Development in 2017. Ms. Yang has over 16 years of finance, investment, capital markets and strategy experience in the energy industry. Prior to joining the Company, Ms. Yang held positions in research and investment analysis at BlackGold Capital Management in 2008, as an investment banker at Raymond James from 2004 to 2006 and as an energy trader at Allegheny Energy from 2002 to 2004. Ms. Yang received a B.A. in Economics from Rice University and an M.B.A. with concentrations in Finance and Accounting from the University of Chicago Booth School of Business.

There are no family relationships between Ms. Yang and any director or executive officer of the Company, and the Company has not entered into any transactions with Ms. Yang that are reportable pursuant to Item 404(a) of Regulation S-K. Except as described above, there are no arrangements or understandings between Ms. Yang and any other persons pursuant to which she was appointed as Executive Vice President, Chief Financial Officer.

Mr. Bump, 52, joined the Company in April 2014 as Vice President, Drilling and Completions. Mr. Bump has over 29 years of domestic and international industry experience with both small and large independent operators. From 2011 to 2014, he worked for Anadarko Petroleum Corporation as the Drilling and Completions Manager overseeing the Mozambique operations. From 2006 through 2011, Mr. Bump served as Anadarko’s Gulf of Mexico and International Deepwater Completions Manager. From 1997 until 2006, Mr. Bump held a variety of positions with Kerr-McGee Oil and Gas prior to their merger with Anadarko Petroleum Corporation. These positions included Gulf of Mexico/International Deepwater Completions Manager, Drilling Engineering Manager of China Operations, and Deepwater Drilling Engineer. Prior to 1997, Mr. Bump held various engineering positions at several small independent operators. Mr. Bump received a B.S. in Petroleum Engineering from Texas A&M University.

There are no family relationships between Mr. Bump and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Bump that are reportable pursuant to Item 404(a) of Regulation S-K. Except as described above, there are no arrangements or understandings between Mr. Bump and any other persons pursuant to which he was selected as Executive Vice President - Drilling, Completions and Facilities.

Mr. Williford, 45, joined the Company in June 2006 as Staff Reservoir Engineer and was appointed Vice President and General Manager of Gulf of Mexico in 2018. Since 2006, he has served in various positions of increasing responsibility with the Company, including Reservoir Engineer, Exploration Project Manager, General Manager Deepwater Gulf of Mexico, and most recently, General Manager Gulf of Mexico Shelf and Deepwater. Mr. Williford has over 20 years of oil and gas technical experience with large independent operators in the Gulf of Mexico and domestic onshore. Prior to joining the Company, Mr. Williford held positions in reservoir, production, and operations at Kerr-McGee Oil and Gas and Oryx Energy Company. Mr. Williford received a B.S. in Petroleum Engineering from Mississippi State University.

There are no family relationships between Mr. Williford and any director or executive officer of the Company, and the Company has not entered into any transactions with Mr. Williford that are reportable pursuant to Item 404(a) of Regulation S-K. Except as described above, there are no arrangements or understandings between Mr. Williford and any other persons pursuant to which he was selected as Vice President to Executive Vice President and General Manager - Gulf of Mexico.

Item 7.01.	Regulation FD Disclosure.

On November 6, 2018, the Company issued a press release announcing the foregoing management changes. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated November 6, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: November 9, 2018	By:	/s/ Shahid A. Ghauri
	Name:	Shahid A. Ghauri
	Title:	Vice President, General Counsel and Corporate Secretary